Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 24, 2022 in Amendment No. 3 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of Millennium Group International Holdings Limited and its subsidiaries (collectively the “Company”) as of June 30, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2021, and the related notes included herein.

San Mateo, California	WWC, P.C.
August 24, 2022	Certified Public Accountants
PCAOB ID No. 1171